EXHIBIT 10.13



                                                                  7/18/91

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                             FOSSIL FUEL SUPPLY AGREEMENT

                               Dated as of July 1, 1991

                                        Between

                                   BLC Corporation,

                                      as Supplier

                                          and

                            The United Illuminated Company,

                                        as User

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                                  TABLE OF CONTENTS
                                  -----------------

                             (Fossil Fuel Supply Agreement)

Section                                                                    Page
-------                                                                    ----

1.       Definitions                                                          1

2.       Agreement to Sell and Purchase Fuel Supply                           4

3.       Term of this Agreement                                               4

4.       Sale of Fuel Supply in Connecticut
         and Other States; Supplier's Right to Utilize Fuel                   5

5.       Maximum Inventory Balance                                            6

6.       Assignment of Fuel Contracts and Operation Thereunder                7

7.       Fuel Supply Charges                                                  8

8.       Storage of Fuel Supply; Mixed Fuel; Required Records and Reports     9

9.       No Warranties, Representations, or Liabilities by Supplier          11

10.      Encumbrances; Insurance; Compliance with Laws                       12

11.      Indemnity                                                           14

12.      Loss or Destruction of Fuel Supply                                  16

13.      Breach of Agreement by User                                         16

14.      Breach of Agreement by Supplier                                     18

15.      Termination                                                         19

16.      Termination Due to Law or Regulatory Acts                           20

17.      Sale or Assignment                                                  21

18.      Certificates; Information; Other Actions                            22

19.      Intention of the Parties                                            22

20.      Obligation of User to Pay Fuel Supply Charges                       22


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                                  TABLE OF CONTENTS
                                  -----------------

                                     (Continued)


Section                                                                    Page
-------                                                                    ----

21.      Closing Costs                                                       23

22.      Fuel Supply To Be and Remain Personal Property                      23

23.      Miscellaneous                                                       23

         -      Signature Lines                                              24

         -      Exhibit A - Inventory Record

         -      Exhibit B - Form of Assignment and Consent of Fuel Vendor

         -      Exhibit C - Form of Storage Area License Agreement

         -      Exhibit D - Form of Corporate Certificate



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


                                 FOSSIL FUEL SUPPLY AGREEMENT

         Fossil Fuel Supply Agreement (hereinafter called "Agreement"), dated as
of  July  1,  1991,  by  and  between  BLC  Corporation,   (hereinafter   called
"Supplier"), and The United Illuminating Company, (hereinafter called "User").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties covenant and agree as follows:

         1.       Definitions.  As herein used:
                  -----------

         (a) "Acquisition Cost" means, with respect to the Fuel Supply, the sum in U.S. dollars of (i) the invoice price thereof paid by Supplier, (ii) any costs of transportation, delivery, storage, handling and insurance of the Fuel Supply not included in the invoice price thereof and paid by Supplier including, without limitation, demurrage, tug and pilot costs and agents fees for handling spot purchases and transportation, (iii) any sales, excise, or other taxes (real or personal), other than Income Taxes, paid by Supplier and, if reimbursed by Supplier to User, by User with respect to the acquisition, storage and consumption of the Fuel Supply, (iv) all other costs relating to the Fuel Supply paid by Supplier pursuant to this Agreement and (v) such other costs as may be agreed in writing by Supplier and User, less (vii) any amount actually received by Supplier with respect to the Fuel Supply by reason of any refunds, credits, or similar payments.

         (b) "Applicable Laws" means all applicable federal, state or local laws, rules, regulations, regulatory policies and guidelines and all licenses, permits, judgements, decrees, writs, orders or like actions of any authority or agency of any federal, state or local government.

         (c) "Available Funds" means funds which are immediately available in New York, New York to Supplier for its use.

         (d) "Business Day" means any day excluding Saturday, Sunday, and any day which shall be in New Haven, Connecticut or New York, New York a legal holiday or a day on which banking institutions in New Haven, Connecticut or New York, New York are authorized by law to be closed.

         (e)  "Delayed  Payment  Fee"  shall  have  the  meaning   specified  in
Subsection 7(B) hereof.

         (f) "Dollar per Barrel Charge" means the value of oil, expressed in U.S. dollars per each U.S. barrel of 42 U.S. Standard gallons of 231 cubic inches measured at 60 degrees Fahrenheit in accordance with table 6B of ASTM designation D-1250, payable by User for each barrel of petroleum product sold to it by Supplier and calculated as provided in Section 7(A).

         (g) "Dollar per MMBTU Charge" means the value of natural gas, expressed in U.S. dollars per Million British Thermal Units (MMBTU's) higher heating value determined in accordance with criteria set forth at Page 158 of the AGA Measurement Manual (c. 1963), as measured by the gas chromatograph meters at the gas meter station operated by Southern Connecticut Gas Company at New Haven Harbor Station, payable by User for volumes of natural gas sold by Supplier and calculated as provided in Section 7(A).


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         (h) "Dollar per MCF Charge"  means the value of natural gas,  expressed in U.S. dollars per Thousand Cubic Feet (MCF's,) of gas, a cubic foot of gas expressed as the volume of gas which occupies one cubic foot when such gas is at a temperature of 60 degrees Fahrenheit and at a pressure of thirty-three hundredth (.33) pounds per square inch above an assumed atmospheric pressure of
fourteen  and  four  tenths  (14.4)   pounds  per  square  inch   (fourteen  and
seventy-three hundredths (14.73) pounds per square inch absolute), as measured by the gas chromatograph meters at the gas meter station operated by Southern Connecticut Gas Company at New Haven Harbor Station, payable by User for volumes of natural gas sold by Supplier and calculated as provided in Section 7(A).

         (i) "Dollar per Ton Charge" means the value of coal, expressed in U.S. dollars per each ton of 2,000 pounds avoir du pois, payable by User for each ton of coal sold to it by Supplier and calculated as provided in Section 7(A).

         (j) "Fuel Consumption Charge" shall have the meaning specified in Subsection 7(A)(b) with respect to each such specific type of fuel.

         (k)      "Fuel Supply" means fossil fuel of the types listed below:

                  (i) oil, coal, and natural gas agreed upon by the Supplier and the User for which Supplier has made payment or as to which it has obtained title for the purpose of making its commitments pursuant to this Agreement as indicated by an Inventory Record signed by the Supplier and the User.

         The term  "Fuel  Supply"  also  means any part or  portion  of the Fuel
Supply.

         (1) "Fuel Supply Charges" means the periodic payments to be made by User to Supplier hereunder, calculated and payable as provided in Section 7 hereof, as the case may be and shall include the Fuel Consumption Charges and the Delayed Payment Fee (if any).

         (m) "Income Taxes" means any tax imposed upon or measured solely by the income or profits of Supplier determined substantially in the same manner as net income is determined as of the date of this Agreement under the United States Internal Revenue Code of 1986, as amended.

         (n) "Interim Service Charge" for any Fuel Supply in User's Inventory or Supplier's Inventory for any partial month shall be an amount computed by multiplying the following:

               (1) The Acquisition Cost of the Fuel Supply acquired during any partial month, by

               (2) A fraction having a numerator equal to the number of days remaining in such partial month (including the date of payment by Supplier to and including the last day of the month) and a denominator equal to 360, by

               (3) The Percentage Rental Factor as defined in Subsection l(r)(3).

         (o) "Inventory Record" means a record substantially in the form of Exhibit A hereto, by which the User requests that the Supplier acquire, and the Supplier agrees to acquire Fuel Supply from the User, or from a vendor designated by User and records the acquisition by Supplier hereunder of the Fuel Supply specified in such Inventory Record.


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Such  Inventory  Record  shall set forth all of the  information  called  for in
Exhibit A and shall include the Dollar per Barrel paid by Supplier or the Dollar per MMBTU paid by Supplier or the Dollar per MCF paid by Supplier or the Dollar per Ton paid by Supplier, as applicable. The Inventory Record shall be dated the date the Supplier first makes any payment with respect to the Acquisition Cost of such Fuel Supply and Fuel Supply Charges for such Fuel Supply shall begin on such date. The Inventory Record shall set forth a full description of the Fuel Supply specified therein, the Acquisition Cost thereof, the location and such other details with respect to such Fuel Supply as the parties may agree or as Seller may deem necessary or advisable. Each Inventory Record shall be signed by the Supplier and the User and shall contain the following covenants on behalf of the User:

         "The undersigned User hereby requests the Supplier to acquire, and the undersigned Supplier hereby agrees (subject to the terms and conditions set forth in the Fossil Fuel Supply Agreement hereinafter referred to) to acquire, the Fuel Supply described herein to be held by Supplier for the benefit of the undersigned User pursuant to the terms and conditions of the Fossil Fuel Supply Agreement, dated as of July 1, 1991, between the parties hereto (the terms and conditions of which Fossil Fuel Supply Agreement are hereby incorporated by reference). The User hereby confirms its obligation to pay the Fuel Supply Charges with respect to such Fuel Supply as provided in the Fossil Fuel Supply Agreement."

         (p) "Inventory Value" means (i) with respect to the Supplier's Inventory at any time an amount equal to the then cumulative total Acquisition Cost of such Supplier's Inventory plus Interim Service Charges accrued and unpaid and the Monthly Service Charges accrued and unpaid with respect to such Supplier's Inventory, plus with respect to the User's Inventory at any time, an amount equal to the then cumulative total Acquisition Cost of such User's Inventory plus Interim Service Charges accrued and unpaid and the Monthly Service Charges accrued and unpaid with respect to such User's Inventory, less
(ii) the then cumulative total payments of Fuel Consumption Charges paid to Supplier pursuant to Section 7 and pursuant to any other provision of this Agreement requiring a payment with respect to such Inventory Value. The Inventory Value shall be reduced, as of the close of business on the last day of each full month during the term of this Agreement, by the amount of the Fuel Consumption Charge to be paid to Supplier on the next payment date with respect to such Fuel Supply but only to the extent of the amount Fuel Consumption Charges which are actually received by Supplier in respect of such payment date or, if User has elected to delay the payment as allowed by Section 7(B) hereof, for the purposes of calculating the Monthly Rental Charge only, the Inventory Value shall be reduced as of the close of business on the last day of the month immediately preceding the due date of such delayed payment by the amount of the Fuel Consumption Charge due to Supplier on such due date. The quantity of each type of fuel in Supplier's Inventory and User's Inventory shall be reduced simultaneously with the corresponding reduction in Inventory Value.

     (q) "Mixed Fuel" shall have the meaning specified in Subsection 8(e) hereof.

         (r) "Monthly Service Charge" for any Fuel Supply for each full month shall be an amount computed by multiplying the following:

          (1) The Inventory Value hereunder on the first day of such month, by


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          (2) A fraction  having a numerator equal to the number of days in such month and a denominator of 360, by

          (3) A percentage (the "Percentage Rental Factor") equal to the sum of 1.10% per annum plus the AA Composite Index of 30-day dealer placed commercial paper, as publicly announced by the Federal Reserve Bank of New York for the first Business Day of the current month and documented on Federal Reserve Statistical Release H.15 "Selected Interest Rates" in respect of such Business Day. Upon execution of this agreement, Lessor shall notify Lessee in writing of the then applicable Percentage Rental Factor under this subsection (3). Thereafter, Lessor shall notify Lessee in writing of any change in such Percentage Rental Factor.

         (s) "Settlement Amount" means an amount equal to the total of (i) all Fuel Supply Charges remaining unpaid on the Termination Date, whether or not then due, with respect to all of the Fuel Supply in inventory during the months prior to the month during which the termination of this Agreement occurs, plus
(ii) a Fuel Supply Charge, whether or not then due, with respect to all of the Fuel Supply in inventory during the month during which the termination of this Agreement occurs calculated as if the Termination Date were the last day of such month, plus (iii) the Inventory Value on the Termination Date, plus (iv) all other sums payable by User to Supplier under this Agreement on the Termination Date.

         (t) "Supplier's Inventory" means that portion of the Fuel Supply for which Supplier has made payment, but which has not yet been sold to User by Supplier pursuant to the terms hereof.

     (u) "Termination Date" shall have the meaning specified in Section 3 hereof.


     (v) "Termination Events" shall have the meaning specified in Section 16 hereof.

     (w) "User Mixed Fuel" shall have the meaning specified in Subsection 15(d) hereof.

         (x) "User's Inventory" means that portion of the Fuel Supply subject to this Agreement for which Supplier has made payment, for which title has been transferred to User but as to which User has not yet paid, pursuant to the terms hereof, all Fuel Consumption Charges to Supplier due in respect thereof

         2. Agreement to Sell and Purchase Fuel Supply. Subject to all the terms and provisions of this Agreement, the availability of fuel, and upon execution and delivery by the User and Supplier of an Inventory Record evidencing the mutual agreement of the parties hereto with respect to the acquisition by Supplier of specific Fuel Supply, Supplier agrees to acquire Fuel Supply for sale to User and to sell Fuel Supply to User (with respect to natural gas, for consumption by User, and not for resale) from time to time as provided herein and User agrees to purchase Fuel Supply from Supplier (with respect to natural gas, for consumption by User, and not for resale) in the amounts and at the purchase prices hereinafter provided. No Inventory Record shall be effective unless and until executed by Supplier.

     3.   Term of this Agreement.

         (a) The term of this Agreement shall commence with respect to any Fuel Supply on the earlier of Supplier's payment for such Fuel Supply or the date upon which title to


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any such Fuel Supply shall transfer to Supplier.  Notwithstanding the foregoing, the provisions of Section 11 of this Agreement under which User indemnities Supplier and the obligation of User under Section 10 to assume all risks of loss or damage to the Fuel Supply shall apply from the date User executes an Assignment of any contract covering any Fuel Supply or such other contracts as set forth in Section 6. The term of this Agreement shall be for a period beginning on the date hereof and ending on June 30, 1992 unless earlier terminated under the provisions of Section 13, 14, 15, 16 or 22 hereof (such ending or termination date, as (and if) extended pursuant to the next succeeding sentence of this Section 3(a), being referred to as the "Termination Date"). The Termination Date shall be extended as follows:

                  Each day, the Termination Date shall then and thereupon automatically be extended for one additional day so that the new Termination Date shall be, unless earlier terminated pursuant to the provisions of Section 13, 14, 15, 16 or 22 hereof, three hundred and sixty-four (364) days after the date of such extension; provided, however, that if on any date, Supplier or User shall provide the other party hereto with written notice of its desire not to extend the Termination Date, the Termination Date shall thereafter no longer be automatically extended and the Termination Date then in effect shall remain in effect for the remainder of the term of this Agreement.

Unless the term of this Agreement has terminated as provided in Sections 13, 14, 15, 16 or 22, on the Termination Date, User shall pay to Supplier an amount equal to the Inventory Value plus any Fuel Supply Charges and any other amounts which are due and unpaid hereunder.

         (b) Upon payment in full of the Inventory Value plus any Fuel Supply Charges and all other amounts which are due and payable hereunder, the term of this Agreement as it relates to such Fuel Supply shall terminate and the entire interest of Supplier in such Fuel Supply shall automatically transfer to and be vested in User (without recourse and without warranty of any kind whatsoever) without the necessity of any further action by either Supplier or User.

     4.   Sale of Fuel Supply in Connecticut and Other States;, Supplier's Right
          ----------------------------------------------------------------------
          to Utilize Fuel.
          ---------------

         (a) In the state of Connecticut, Supplier's Inventory shall be deemed to be sold to and purchased by (and title thereto shall transfer to) User as and when (i) it is withdrawn from storage for consumption or is otherwise purchased as provided in this Section or in Section 15, 16 or 22, or (ii) Supplier's title thereto or its interest therein is conveyed to User pursuant to Section 12 of this Agreement.

         (b) In locations other than Connecticut, all Fuel Supply shall be deemed to be sold to and purchased by (and title thereto shall transfer to) User immediately after the purchase of such Fuel Supply by Supplier as and when (i) it passes a point or points mutually agreed upon by the vendor and User or is otherwise purchased as provided in this Section or in Section 15, 16 or 22, or
(ii) Supplier's title thereto or its interest therein is conveyed to User pursuant to Section 12 of this Agreement.

     (c) Provided that Fuel Supply is available in the state of Connecticut, User may withdraw Fuel Supply for consumption as and when needed in the operation of User's


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generating  stations at the following  locations,  in accordance with monitoring and control procedures established by Supplier and User:

                          Location of Generating Stations
                          -------------------------------

                            Bridgeport, Connecticut and
                               New Haven, Connecticut

         (d) Provided that Fuel Supply is available in locations other than Connecticut, User may, at its option, purchase for consumption Fuel Supply from Supplier as and when needed, whether by way of a spot purchase or otherwise, all purchases to take place in accordance with monitoring and control procedures established by Supplier and User.

         (e) User shall be entitled to purchase Fuel Supply from Supplier hereunder (with respect to natural gas, such purchase shall be solely for the purpose of consumption) as and when needed in the operation of User's business.

         (f) Supplier reserves and shall have the right, at its own cost and expense, to utilize or dispose of Supplier's Inventory as it may determine, provided, however, in the event of such utilization or disposition, Supplier shall replace such Supplier's Inventory at its own cost and expense with fuel of the same or superior type, grade and quality (provided that User shall specify in writing specifications for such fuel) and within such time as shall be necessary to the maintenance of adequate reserves. Notwithstanding the foregoing sentence, under no circumstances shall Supplier's right of utilization or disposal as aforesaid impair User's access to fuel reserves at all times adequate to assure reliable service to its customers and to meet any requirements imposed by regulatory authorities. Supplier will give User at least two (2) days prior written, telephone, telex, or telecopier notice of any such utilization or disposal and, upon request, User will advise Supplier of reserves required, including amounts and types of fuel.

     5. Maximum Inventory Value. At no time shall the Inventory Value hereunder exceed $30,000,000. If, at any time, the Inventory Value shall exceed $30,000,000, Interim Service Charges and Monthly Service Charges shall no longer be added to the Inventory Value and such charges shall be paid by User to Supplier monthly on the first day of each immediately following month until the Inventory Value falls below $30,000,000. If, at any time, the Inventory Value shall exceed $30,000,000, User shall make an additional payment to Supplier on the first day of the month immediately following the month in which such excess occurred in an amount equal to such excess. Supplier shall have no obligation under any circumstance to make any payment which, except for this Section, would be required to be made hereunder which, after giving effect thereto, would increase the Inventory Value above such maximum amount. User agrees to make payments directly to the third party vendor or supplier of fuel and to any other third party to whom a payment is due with respect to any item which would be includable in Acquisition Cost, in such amounts and at such times as may be necessary to insure that the Inventory Value does not exceed the limitation set forth above. To the extent User makes any such payments, it shall acquire right, title and interest in the fuel for which the payments were made in the same proportion as such payments bear to the total cost of such fuel. In connection with any such payments by User, Supplier and User agree to notify the party to whom payment is due that it should invoice and/or sell directly to User.


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         6.   Assignment of Fuel Contracts and Operation Thereunder.
              -----------------------------------------------------

         (a) If agreed by User and Supplier, the interests of User under any contract providing for the purchase, transportation, storage or handling of fuel in connection with this Agreement may be assigned to Supplier, provided that all legal and regulatory requirements with respect to such assignment have been satisfied. Said assignment and consent of the other party (or parties) to each such contract shall be in substantially the form attached hereto as Exhibit B, or in such other form as User and Supplier may agree. Upon such assignment and consent, subject to the limitation set forth in Section 5, Supplier, in consultation with User, shall thereafter place orders for fuel with the vendor thereunder in accordance with procedures agreed upon by Supplier and User. In addition, subject to the limitation set forth in Section 5 and the satisfaction of all legal and regulatory requirements, during the term of this Agreement, Supplier may make spot purchases (meaning purchases which are not pursuant to a preexisting contract) of Fuel Supply. Any such spot purchases shall be made after consultation with, and direction from, User and in accordance with procedures agreed upon by Supplier and User. Invoices for the cost of all Fuel Supply ordered, including spot purchases, and for other costs included in the Acquisition Cost of such Fuel Supply shall be submitted by the vendor to User, with a copy to Supplier. Upon receipt by User of such an invoice, User shall review the same and, not less than three (3) Business Days before the date on which payment is due under the normal payment terms, shall forward it to Supplier endorsed with User's confirmation that User is in accord with such invoice along with a duly executed Inventory Record covering the related Fuel Supply. Upon receipt of such copy of the duly executed Inventory Record and the invoice, endorsed as provided in this Section 6(a) by a duly authorized officer of User and in form and substance satisfactory to Supplier, Supplier shall, in accordance with the terms of the invoice and subject to the provisions of
Section 5 hereof, make payment to the vendor and execute the Inventory Record and return a copy thereof to User. To the extent that costs included in the Acquisition Cost of the Fuel Supply covered by any Inventory Record have been paid or incurred by User, Supplier shall promptly reimburse User for such costs. User shall: (i) pay all costs and expenses associated with obtaining and delivering Fuel Supply to User, including, without limitation, those of transportation, operation, use, freight, packing, insurance, handling, storage, shipment and delivery of the Fuel Supply to the extent that the same have not been paid by Supplier; and (ii) at its own cost and expense, furnish such labor, equipment and other facilities and supplies, if any, as may be required to store and install the Fuel Supply to the extent that the cost and expense thereof have not been paid by Supplier. Such storage and installation shall be in all material respects in accordance with the specifications and requirements of each vendor and all requirements of Applicable Law. By delivery of an executed Inventory Record to Supplier, the User shall be deemed to covenant and warrant to the Supplier as of the date specified on such Inventory Record, that upon payment of the Acquisition Cost for the Fuel Supply listed in such Inventory Record, Supplier will thereby receive good and valid title to such Fuel Supply free and clear of any and all liens, encumbrances and rights of others and User will defend the Fuel Supply against all claims and demands of all persons at any time claiming any interest in the Fuel Supply adverse to the Supplier, other than any claim or demand arising solely out of the actions of Supplier or persons asserting claims solely through Supplier.

         (b) User shall retain all rights under any contract assigned to enforce any claims for breach of any terms of such contracts. User shall, on behalf of Supplier, be fully responsible and liable for, and supervise or direct the off-loading of, fuel and shall take all steps necessary to preserve and protect the Fuel Supply located in the storage areas referred


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


to in Section 8(a), to comply with all Applicable Laws with respect thereto, and to prevent spilling, loss, or other damage to persons, property, or the environment.

         (c) At the request of User, Supplier shall reassign to User any contract assigned hereunder with respect to all then future deliveries of fuel, other than fuel with respect to which Supplier has made any payment prior to the date of such reassignment.

         7.       Fuel Supply Charges.
                  -------------------

         (A)      Fuel Supply Charges to be Paid by User.
                  --------------------------------------

         (a) On or before the first day of each calendar month during the term of this Agreement or, if such first day is not a Business Day, on or before the next preceding Business Day, User shall pay to Supplier in arrears, in Available Funds, a Fuel Supply Charge, as hereinafter provided, for each type of fuel in the Fuel Supply. User shall give Supplier at least three (3) Business Days prior notice if User elects to delay the payment of the Fuel Supply Charge in any month pursuant to the provisions of Subsection (B). Such notice shall state the date User intends to make such delayed payment and the estimated amount of such Fuel Supply Charge. All payments of Fuel Supply Charges and other payments to be made by User to Supplier pursuant to this Agreement shall be paid to Supplier in lawful money of the United States in Available Funds by wire transfer to Supplier's Account No. 3846-9701 at Citibank, N.A, 399 Park Avenue, New York, New York 10043 or such other account that Supplier may designate in writing notwithstanding any contrary provision herein with respect to the place of payment. Each such wire transfer shall reference the name of the User, this Agreement (including the date hereof), and the due date of the Fuel Supply Charges being paid.

         (b) The Fuel Supply Charge for each calendar month for each type of fuel in the Fuel Supply shall be an amount which shall include, with respect to each type of Fuel Supply withdrawn from inventory by User during the second preceding calendar month, an amount equal to the Dollar per Ton Charge, the Dollar per Barrel Charge the Dollar per MMBTU Charge or the Dollar per MCF Charge, whichever is applicable, calculated as provided hereinafter, multiplied by the number of tons, barrels, MMBTUs or MCFs of that type of fuel sold to User (other than under Sections 12, 15(c) and 16) by Supplier during the second preceding calendar month (for each such specific type of fuel hereinafter called the "Fuel Consumption Charge"). For purposes of calculating Fuel Consumption Charges, it shall be presumed that the Fuel Supply shall be purchased by User from Supplier on an "Average Cost" basis.

         (c) The Dollar per Ton Charge, Dollar per Barrel Charge, Dollar per MMBTU Charge and Dollar per MCF Charge shall each be computed on an "Average Cost" basis by dividing (i) the sum of the Inventory Value of all Fuel Supply of a particular type in the User's Inventory at the end of the second preceding calendar month plus the Inventory Value of all Fuel Supply of such type in the Supplier's Inventory at the end of the second preceding calendar month by (ii) the sum of the number of tons, barrels, MMBTUs or MCFs of that type of fuel in the User's Inventory at the end of the second preceding calendar month plus the number of tons, barrels, MMBTUs or MCFs of that type of fuel in the Supplier's Inventory at the end of the second preceding calendar month. The Dollar per Ton Charge, the Dollar per Barrel Charge, the Dollar per MMBTU Charge or the Dollar per MCF Charge and the "Average Cost" basis of each such charge shall be separately computed for each type of fuel sold by Supplier to User.

         (B) User has the option to delay the payment of Fuel Supply Charges due from it to Supplier hereunder for up to the number of days in the calendar month in which such payment is due and User shall give written notice to Supplier of its intent to delay such payment at least five (5) days prior to the date such payment is due. Such notice shall include the amount of the payment which User intends to delay. User shall pay a fee (a "Delayed Payment Fee") for any such delayed Fuel Supply Charge payment, on the actual payment date, in an amount equal to (x) the amount of such delayed payment multiplied by (y) a fraction having a numerator equal to the number of days in the period beginning with and including such due date and ending upon but excluding the date of receipt by Supplier of such payment in Available Funds and a denominator of 360 by (z) the Percentage Rental Factor as defined in Subsection l(r)(3) hereof provided, however, if, at any time during the term of this Agreement the Inventory Value when added to the amount of the Fuel Supply Charge payment which the User desires to delay pursuant to this Subsection (B) shall exceed $30,000,000, the User shall not have the option to delay payment of any Fuel Supply Charge until such time as the sum of the Inventory Value plus all then outstanding unpaid Fuel Supply Charges is less than or equal to $30,000,000. When such delayed payment is actually received by Supplier, the Inventory Value shall be reduced (for all purposes other than calculating the Monthly Rental Charge) by the amount of the Fuel Consumption Charge included in such payment.

         (C) Subject to the provisions of Subsections 7(A)(a) and 7(B) hereof, if User fails to pay any Fuel Supply Charge to Supplier on the due date thereof User shall promptly pay to Supplier an additional amount equal to (i) such unpaid amount multiplied by (ii) the Percentage Rental Factor as defined in Subsection l(r)(3) hereof plus 3% per annum (but in no event shall such rate be greater than the rate permitted by applicable law) as calculated on the due date of such payment multiplied by (iii) a fraction having a numerator equal to the number of days in the period beginning with and including such due date and ending upon but excluding the date of receipt by Supplier of payment in Available Funds and a denominator of 360. User shall also promptly pay to Supplier all costs and expenses, including out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Supplier in collecting such unpaid sums.

           8.  Storage of Fuel Supply; Mixed Fuel; Required Records and Reports.
               -----------------------------------------------------------------

         (a) If Supplier's Inventory is to be stored, the Supplier's Inventory shall be stored in storage areas in Connecticut agreed to by Supplier and User and owned or controlled by User. In each case all such Supplier's Inventory shall be under the full care and custody of User and shall be stored in full compliance with all Applicable Laws. Such storage areas shall be made available for storage of fuel owned by Supplier at no charge (and at User's sole cost, expense and liability) under one or more license agreements each in substantially the form attached hereto and marked Exhibit C.

         (b) User shall conspicuously mark, or cause to be marked, each storage area to show the ownership by Supplier of the Supplier's Inventory stored therein. Supplier or its authorized representative, at User's cost and expense and upon reasonable notice, shall have reasonable access to any such storage area for the purpose of inspecting and measuring the Supplier's Inventory and for all other purposes consistent with Supplier's ownership of the Supplier's Inventory and the agreements hereunder. User agrees to use every reasonable precaution to prevent loss of, or damage to, the Supplier's Inventory and to prevent injury to persons or property arising out of the use, custody and storage of the Supplier's Inventory by User and all liabilities with respect thereto including, but not limited to, all environmental liabilities shall be the sole responsibility of the User. All individuals handling, using, or performing any operation with respect to the Supplier's Inventory (excluding employees of Supplier, and all companies, persons, or firms controlled by or under common control with Supplier, acting within the scope of their employment) shall, as between Supplier and User, be deemed for all purposes to be employees, servants or agents of User and shall be conclusively presumed not to be employees, servants, or agents of Supplier.

         (c) Supplier's Inventory which is physically commingled with fuel owned by User or others, shall in no event be mixed with fuel which is of a different type or an inferior grade or quality. Unless otherwise agreed in writing in specific cases by User and Supplier and except as otherwise provided in Section 15, when any type of fuel containing a mixture of fuel owned by Supplier and fuel owned by User or others ("Mixed Fuel") is consumed by User, the fuel consumed shall be deemed to consist wholly of fuel owned by User or others and it shall be presumed that such fuel is consumed until an amount equal to that portion of such Mixed Fuel owned by User or others is consumed;

         (d) Except for (i) such costs and charges as are included in the Acquisition Cost of the Fuel Supply and (ii) any costs associated with the use or disposition of the Fuel Supply by Supplier in accordance with Section 4(f), User shall be responsible for payment of all costs and charges associated with the Fuel Supply, including but not limited to costs of transfer, transportation, storage and delivery of the Fuel Supply.

         (e) User agrees promptly to furnish Supplier all necessary and appropriate exemption certificates certifying as to the existence of exemptions under any applicable state and local sales tax exemptions for all fuel in the Fuel Supply.

         (f) User shall keep, and make available to Supplier upon reasonable request, current and complete records in such form as Supplier may reasonably request pertaining to the purchase, delivery, Acquisition Cost, and physical inventories of each type of fuel in the Fuel Supply, including Mixed Fuel, orders placed with vendors, and any other information reasonably requested by Supplier with respect to the Fuel Supply.

         (g) Supplier shall maintain current and complete records, as agreed to by Supplier and User, to record and account for any fuel used or disposed of by Supplier pursuant to Section 4(f).

         (h) On or before each date that any Fuel Supply Charge is due to Supplier pursuant to Subsection 7(A)(a), there shall be prepared by User and submitted to Supplier a written report containing an explanation in such detail and with such supporting information as Supplier may reasonably request with respect to the calculation of the Fuel Supply Charge for the second preceding calendar month for each type of fuel included in the Fuel Supply. Such report shall include the following information:

               (i) the Inventory Value at the beginning of the second preceding calendar month,

               (ii) the types, dates and amounts of Acquisition Costs incurred during the second preceding calendar month,

               (iii) the types, dates and amounts of any other costs incurred during the second preceding calendar month with respect to the Fuel Supply,

               (iv) the Interim Service Charge for the second preceding calendar month,

               (v) the Monthly Service Charge for the second preceding calendar month,

               (vi) the Inventory Value at the end of the second preceding calendar month,

               (vii) the location, quantity, delivery, and consumption of each type of fuel owned by Supplier and User during the second preceding calendar month which are part of Mixed Fuel,

               (viii) the Fuel Consumption Charge for each type of fuel purchased by User during the second preceding calendar month, and

               (ix) such other details as Supplier or User may reasonably request.

         (i) On each April 30th, July 31st, October 31st and January 31st during the term of this Agreement, the User shall deliver to Supplier a certificate dated such date of such delivery and signed during the term of this Agreement by a duly authorized officer of User containing the certifications of User set forth in the form of Corporate Certificate attached hereto as Exhibit D.

         9.       No Warranties, Representations, or Liabilities by Supplier.
                  ----------------------------------------------------------

         THE FUEL SUPPLY IS SOLD TO USER IN THE CONDITION THEREOF AND SUBJECT TO THE STATE OF THE TITLE THERETO, THE RIGHTS OF OWNERSHIP THEREIN AND TO ALL APPLICABLE LAWS, RULES, REGULATIONS, ORDERS, WRITS, INJUNCTIONS, DECREES, CONSENTS, APPROVALS, EXEMPTIONS, AUTHORIZATIONS, LICENSES AND WITHHOLDING OF OBJECTIONS OF ANY GOVERNMENTAL OR PUBLIC BODY OR AUTHORITY AND ALL OTHER REQUIREMENTS HAVING THE FORCE OF LAW APPLICABLE AT ANY TIME TO ANY OF THE FUEL SUPPLY OR ANY ACT OR TRANSACTION WITH RESPECT THERETO OR PURSUANT TO THIS AGREEMENT, IN EACH CASE AS IN EXISTENCE WHEN THE SAME FIRST BECOMES SUBJECT TO THIS AGREEMENT, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND BY SUPPLIER, OR ANY PERSON ACTING ON ITS BEHALF. USER ACKNOWLEDGES AND AGREES THAT NEITHER SUPPLIER, ITS RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES, ANY COMPANY, PERSON OR FIRM CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH ANY OF THEM (INCLUDING, WITHOUT LIMITATION, BANKERS LEASING AND FINANCIAL CORPORATION AND ITS SUCCESSORS AND ASSIGNS), NOR ANY OTHER PERSON ACTING ON BEHALF OF SUPPLIER HAS HAD AT ANY TIME PHYSICAL POSSESSION OF ANY PORTION OF THE FUEL SUPPLY, HAS MADE ANY INSPECTION THEREOF, HAS GIVEN ANY ADVICE TO USER OR HAS MADE ANY RECOMMENDATION TO USER WITH RESPECT TO THE CHOICE OF THE VENDOR OF THE FUEL SUPPLY HEREUNDER OR WITH RESPECT TO THE PROCESSING, FABRICATION, CONTAINERIZATION, TRANSPORTATION, UTILIZATION, STORAGE OR REPROCESSING OF THE SAME. USER ALSO ACKNOWLEDGES AND AGREES THAT NEITHER SUPPLIER, ITS DIRECTORS, OFFICERS AND EMPLOYEES, ANY COMPANY, PERSON OR FIRM CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH ANY OF THEM (INCLUDING WITHOUT LIMITATION BANKERS LEASING AND FINANCIAL CORPORATION AND ITS SUCCESSORS AND ASSIGNS), NOR ANYONE ACTING ON BEHALF OF SUPPLIER HAS

MADE ANY WARRANTY OR OTHER REPRESENTATION, EXPRESS OR IMPLIED, THAT THE FUEL SUPPLY UNDER THIS AGREEMENT (a) WILL NOT RESULT IN INJURY OR DAMAGE TO PERSONS OR PROPERTY, (b) WILL BE USEABLE BY USER OR WILL ACCOMPLISH THE RESULTS WHICH USER INTENDS FOR SUCH FUEL SUPPLY, OR (c) IS SAFE IN ANY MANNER OR RESPECT. USER ALSO ACKNOWLEDGES AND AGREES THAT SUPPLIER, ITS DIRECTORS, OFFICERS AND EMPLOYEES, ANY COMPANY, PERSON OR FIRM CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH ANY OF THEM (INCLUDING WITHOUT LIMITATION BANKERS LEASING AND FINANCIAL CORPORATION AND ITS SUCCESSORS AND ASSIGNS), AND ANYONE ACTING ON BEHALF OF ANY OF THEM IS NOT A MANUFACTURER OR ENGAGED IN THE SALE OR DISTRIBUTION OF FUEL SUPPLY AND HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, QUALITY, USEABILITY, DURABILITY, SUITABILITY OR FITNESS FOR OR CONSEQUENCES OF USE OR MISUSE OF THE FUEL SUPPLY IN ANY RESPECT, OR IN CONNECTION WITH OR FOR THE PURPOSES OR USES OF USER, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. SUPPLIER SHALL NOT BE LIABLE TO USER OR ANY THIRD PARTY FOR ANY FAILURE OF ANY FUEL SUPPLY OR ANY DEFECT THEREIN NOR FOR ANY INJURY OR DAMAGE ARISING DIRECTLY OR INDIRECTLY OUT OF ANY SUCH FUEL SUPPLY OR THE USE THEREOF, NOR FOR ANY FAILURE OR DELAY IN OBTAINING FUEL SUPPLY OR THE DELIVERY THEREOF. AS BETWEEN USER AND SUPPLIER, USER'S APPROVAL OF ANY INVOICE FOR PAYMENT BY SUPPLIER PURSUANT TO SECTION 6 ABOVE AND USER'S DELIVERY OF THE RELATED EXECUTED INVENTORY RECORD TO SUPPLIER SHALL CONSTITUTE USER'S ACKNOWLEDGEMENT THAT THE ISSUER OF SUCH INVOICE HAS COMPLIED IN ALL RESPECTS WITH THE TERMS, CONDITIONS, AND OBLIGATIONS OF THE CONTRACT OR AGREEMENT UNDER WHICH SUCH INVOICE IS ISSUED AND THAT THE FUEL SUPPLY OR SERVICES COVERED BY SUCH INVOICE MEETS ALL STANDARDS OF QUALITY, CONDITION, AND PERFORMANCE SPECIFIED IN SAID CONTRACT OR AGREEMENT.

         (b) Except as to liabilities arising under Section 4(f), Supplier shall not be liable to User for any failure or delay in obtaining or delivering any Fuel Supply or be in any way responsible for the non-availability of, or interruptions in, the supply of the Fuel Supply to User occurring for any reason whatsoever, other than the gross negligence or willful misconduct of Supplier or its employees, during the term of this Agreement or for any damages, claims, or liabilities, direct, indirect, or consequential, which may be sustained by User as a result of any such interruption or non-availability.

         (c) Supplier represents, warrants, and covenants that it will have good title, free from encumbrances except those provided for in Section 17, to any fuel either substituted for fuel used or disposed of by Supplier pursuant to
Section 4(f).

         10.      Encumbrances; Insurance; Compliance with Laws.
                  ---------------------------------------------

         (a) User shall not permit any lien or encumbrance to attach to, or remain on, the Supplier's Inventory, other than those placed thereon by Supplier or by persons claiming only against Supplier and not against User. User shall not permit any lien or encumbrance to attach to, or remain on, the User's Inventory.

         (b) Supplier covenants and agrees that User, so long as User is not in breach hereof, shall be able to consume, purchase, and transfer Fuel Supply pursuant to the terms and conditions of this Agreement without hindrance, interference, or molestation, or the imposition of any lien or encumbrances other than as permitted under Section 17, by Supplier or any person claiming solely under, through, or against Supplier.

         (c) User shall procure, pay for and maintain property insurance (fire and extended coverages, including, without limitation, vandalism and malicious mischief insurance) insuring Supplier with respect to the Fuel Supply in an amount equal to the higher of (i) the then fair market value of Fuel Supply or
(ii) the Inventory Value of the Fuel Supply and subject to a deductible amount not in excess of $250,000. In addition, User shall procure, pay for and maintain liability insurance (covering bodily injury and property damage, including, without limitation, pollution and environmental coverage) covering Supplier and all companies, persons, or firms, controlling, controlled by, or under common control with Supplier and their respective directors, officers, and employees with respect to the Fuel Supply. Policies covering bodily injury shall not be subject to a deductible amount in excess of $250,000 and policies covering property damage liability shall not be subject to a deductible amount in excess of $250,000 and shall provide primary limits of not less than $1,000,000 for injury or death for each person and not less that $2,000,000 for all persons in the same accident and not less than $2,000,000 for damage, destruction, and loss of use of property as a result of one accident and shall provide for combined single limit coverage of not less than $30,000,000 in excess of the primary limits. All policies shall provide for at least thirty (30) days prior written notice to Supplier of any cancellation or material alteration of such policies. Upon request of Supplier, User will (i) provide Supplier with copies of all applications and communications to or from any insurer or prospective insurer, other than routine premium notices, (ii) provide Supplier with copies of the policies or insurance certificates in respect of the insurance procured pursuant to the provisions of this Section, (iii) advise Supplier of all expirations and renewals of policies and all notices issued by the insurers thereunder and (iv) within a three (3) month period from the execution of this Agreement and upon the reasonable request of Supplier thereafter, furnish to Supplier a detailed statement as to the insurance coverage provided pursuant to this Section and give immediate notice as to any change in the nature of such coverage. Supplier shall be under no duty to examine such policies, certificates, or other evidence of insurance procured by User, or to advise User in the event that the insurance coverage is not in compliance with this Agreement.

         (d) Supplier shall cooperate fully with User and all insurance companies providing coverage hereunder in the investigation and defense of any claim. User shall comply with all insurance policy conditions and restrictions and with all Applicable Laws concerning the transfer, storage, use and delivery of the Fuel Supply and with respect to any spillage or discharge (accidental or otherwise) of the Fuel Supply. User shall comply with all applicable laws, rules, and regulations relating to the performance of this Agreement by User.

         (e) User shall  comply  with all  Applicable  Laws of any  jurisdiction governing any aspect of the Fuel Supply including, but not limited to, all local, state and federal environmental laws, rules and regulations and all Applicable Laws governing pollution resulting in any way from the Fuel Supply and governing the licensing, acquisition, storage, containerization, transportation, blending, transfer, consumption, insuring, using, operating, disposing, fabricating and reprocessing of the Fuel Supply, provided that User may contest the applicability or validity of any such provisions, rules or regulations in good faith by appropriate proceedings conducted in good faith and with due diligence if and to the extent any such contest could not materially and adversely affect the ability of User to perform its obligations under this Agreement or the ability of Supplier to conduct its business or to exercise its rights and obligations under this Agreement or have any other material adverse effect upon Supplier. User further agrees to indemnify and hold Supplier harmless (without derogating any of User's obligations under Section 11 hereof) for any costs, expenses, liabilities or penalties relating to such contests; provided, that all such costs, expenses, liabilities and penalties (without derogating any of User's obligations under Section 11 hereof), shall be for the account of User whether arising before, during or after any such contest. User shall use every commercially reasonable precaution to prevent loss or damage to the Fuel Supply and to prevent injury to third persons or property by the Fuel Supply.

         (f) User shall promptly and duly execute, deliver, file and record all such documents, statements, filings and registrations (including Uniform Commercial Code financing statements or similar evidence of Supplier's and any assignee's interests), and take such further actions as Supplier shall from time to time reasonably request in order to establish, perfect and maintain the rights and remedies created or intended to be created in favor of Supplier hereunder and Supplier's title to and interest in the Fuel Supply as against User or any third party.

         (g) User hereby assumes all risks of loss or damage of Fuel Supply however caused and wherever located, and shall, except as otherwise provided in
Section 12 at its own expense, subject to reasonable wear and tear, obsolescence and exhaustion keep the Fuel Supply in good operating condition and repair.

         (h) Prior to the acquisition of any Fuel Supply hereunder by Supplier and prior to the assignment of any contracts to Supplier pursuant to Section 6 hereof, User shall obtain all regulatory approvals and authorizations for this Agreement which are required or which shall be reasonably requested by Supplier. User shall promptly provide Supplier with copies of all such approvals and authorizations along with an opinion of counsel, satisfactory to Supplier, that all necessary governmental approvals and authorizations for this Agreement and for performance hereunder by the parties hereto have been obtained. Notwithstanding any provision herein to the contrary, if User shall not obtain the satisfactory approvals described in this Subsection or shall fail to provide documentation acceptable to Supplier as described herein, Supplier shall have no obligation to acquire any Fuel Supply whatsoever and shall have no obligation to accept the assignment of any contracts whatsoever pursuant to Section 6 hereof. User shall not resell any natural gas Fuel Supply purchased under this Agreement.

           11.    Indemnity.
                  ---------

         (a) User hereby indemnifies and agrees to hold harmless and defend Supplier and all companies, persons, or firms controlling, controlled by or under common control with Supplier and their respective directors, officers, and employees, and any assignee of Supplier referred to in Section 17, against any and all claims, demands, and liabilities of whatsoever nature (including strict liability in tort) and all losses, costs, expenses (including, but not limited to, attorneys' fees), fines, and penalties directly or indirectly relating to or in any way arising out of the following, whether or not insured against or required to be insured against under Section 10:

               (i) The licensing, ordering, delivering, acquisition, title on acquisition, rejection, installation, ownership, use, nonuse, misuse, possession, control, storage, containerization, inspection, transportation, blending, fabricating, transfer, reallocation, discharge, spillage, leakage, pumping, pouring, emitting, emptying, dumping, consumption, loss, insuring, operating, disposition, or sale of the Fuel Supply, or energy produced by the consumption of the Fuel Supply, or of all fuel which is proposed to be included in the Fuel Supply except to the extent that such costs and expenses are included in the Inventory Value within the dollar limit specified in Section 5 and except for any general administrative expenses of Supplier and all losses, costs, expenses, fines, or penalties of Supplier arising out of the use or disposition by Supplier of Fuel Supply pursuant to Section 4(f);


               (ii) All costs, charges, damages or expenses and royalties and/or claims and expenses of litigation (including, but not limited to, reasonable attorneys' fees) arising out of or necessitated by the assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of any Fuel Supply; provided, however, that Supplier will make available to User all of the Supplier's rights under any similar indemnification from the supplier, manufacturer, fabricator or vendor of such Fuel Supply;

               (iii) The performance of this Agreement, the contracts and assignments thereof referred to in Section 6 and the license agreement or agreements referred to in Section 8(a), except for any general administrative expenses of Supplier and the costs contemplated by
          Section 4(f) of this Agreement for the account of Supplier;

               (iv) All federal, state, county, municipal, foreign, or other fees and taxes of whatsoever nature, including, but not limited to, license, qualification, franchise, sales, use, business, gross receipts, ad valorem, property (real or personal), excise, and occupation fees and taxes, and penalties and interest thereon, whether assessed, levied against or payable by Supplier or otherwise with respect to the Fuel Supply or the licensing, ordering, acquisition, purchase, operation, ownership, use, possession, control, acquisition, storage, containerization, transportation, blending, inspection, transfer, consumption, insuring, operating, disposition, fabrication, or sale of the Fuel Supply or measured in any way by the value thereof or by the business of, investment in, financing of, or ownership by Supplier with respect thereto, excepting only (1) Income Taxes of Supplier, (2) sales, excise, or other taxes which are included in the Acquisition Cost of the Fuel Supply, and (3) any fees or taxes arising out of the use or disposition of Fuel Supply by Supplier pursuant to
          Section 4(f);

               (v) Any violation, or alleged violation, of this Agreement by User or of any agreements to which User is a party or by which it is bound or any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other requirements having the force of law, in any such case applicable at any time to the Fuel Supply or any action or transaction by User or Supplier with respect thereto or pursuant to this Agreement including, but not limited to, all local, state and federal environmental laws, rules, regulations, regulatory policies and guidelines;

               (vi) Performance of any labor or service or the furnishing of any materials in respect of the Fuel Supply or any portion thereof except to the extent that such costs are included in the Acquisition Cost of such Fuel Supply within the maximum Inventory Value provided in
          Section 5 hereof,
                                               15

               (vii) Liabilities based upon a theory of strict liability in tort, negligence or willful acts (except for gross negligence or willful misconduct of Supplier) including but not limited to any environmental liabilities.

User shall forthwith upon demand reimburse Supplier for any sums expended with respect to any of the foregoing or shall pay for such amounts directly upon request by Lessor. To the extent that User in fact has held Supplier harmless and made it whole under this indemnity provision, User shall be subrogated to Supplier's rights in the affected transaction and shall have a right to determine the settlement of claims therein, provided that any such settlement will not, in the opinion of Supplier, adversely affect any property or rights of Supplier or its ability to engage in its business activities. The foregoing indemnity shall not be affected by any termination of this Agreement, or the termination of this Agreement with respect to any portion of the Fuel Supply, insofar as it affects matters which arise or accrue during the term of this Agreement.

         (b) Supplier shall indemnify and hold harmless User, and all companies, persons or firms controlling, controlled by or under common control with User, and their respective directors, officers, and employees to the same extent as User in the foregoing Section 11(a) agrees to indemnify and hold harmless Supplier, but only with respect to the use or disposition of Fuel Supply by Supplier pursuant to Section 4(f).

         12. Loss or Destruction of Fuel Supply. If any Fuel Supply is lost, damaged, or destroyed, by any cause; or if any Fuel Supply is taken, requisitioned, commandeered, condemned, seized, or reallocated; or if any Fuel Supply is attached (other than on a claim against Supplier but not User) and the attachment is not removed within ninety (90) days; or in the event of any other such loss of the use of any Fuel Supply for a period exceeding ninety (90) days, then, in any such event of casualty, User shall give Supplier prior written notice of such fact and within ninety (90) days of the occurrence of any such event, User shall pay to Supplier an amount equal to the Inventory Value of such Fuel Supply plus any Fuel Supply Charges and all other amounts hereunder which are due and unpaid with respect thereto. The agreement with respect to such Fuel Supply hereunder and the obligation of User to pay Fuel Supply Charges for such Fuel Supply shall continue until the day on which Supplier receives such amounts. Upon receipt of such payment, the entire interest of Supplier in such Fuel Supply shall automatically transfer to and be vested in User (without recourse and without warranty of any kind whatsoever) without the necessity of any further action by either Supplier or User.

         The occurrence of any event covered by this Section 12 shall not constitute a termination of this entire Agreement and User shall continue to make all payments required under Section 7 and any other Section hereof with respect to any Fuel Supply unaffected by any such casualty.

         13.      Breach of Agreement by User.
                  ---------------------------

     (a) The happening of any of the following events shall constitute a breach of the Agreement by User:


          (i) Failure by User to make any payment as provided in this Agreement within ten (10) days after such payment is due; or

          (ii) Failure in the performance of any other obligation or covenant of User to Supplier hereunder or under the license agreement or agreements referred to in Section 8(a) and the continuance of such failure for fifteen
     (15) days after receipt by User from Supplier of written notice of such failure sent by registered or certified mail or delivered by hand; or

          (iii) User suspends or discontinues its business operations or becomes insolvent (howsoever such insolvency may be evidenced) or admits insolvency or bankruptcy or its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or applies for, or consents to, the appointment of a trustee or receiver for User, or for the major part of its property; or


          (iv) The institution of bankruptcy, reorganization, liquidation, or receivership proceedings by or against User and, if instituted against User, its consent thereto or the pendency of such proceedings for sixty
     (60) days; or

          (v) Any court, governmental officer, or agency shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of User; or

          (vi) Any representation or certification made by User herein or in any written instrument furnished by User to Supplier in connection herewith shall not be correct and complete in all material respects on the date as of which made and on the date Supplier makes any payment with respect to the Acquisition Cost of the Supplier's Inventory or User's Inventory, as the case may be.

     (b) Upon the occurrence of any such breach of this Agreement, Supplier may in its discretion do one or more of the following:

          (i) Terminate the term of this Agreement, pursuant to Section 15, upon five (5) days written notice to User sent by registered or certified mail (in which case the Termination Date shall be the fifth day after the date of mailing of such notice by Seller);

          (ii) Whether or not the term of this Agreement is terminated, and subject to any applicable law or regulation, take immediate possession of and remove any or all Fuel Supply or cause such Fuel Supply to be taken from the possession of User, wherever situated, and for such purpose enter upon any premises without liability for so doing or require User, at User's expense, to deliver the Fuel Supply, properly containerized and insulated for shipping to Supplier or to such other person as Supplier may designate, in which case the risk of loss shall be upon User until such delivery is made;

          (iii)  Whether  or not any other  action  has been  taken  under  this
     Section 13 or under Applicable Laws, and subject to any Applicable Laws, sell any Fuel Supply (with or without the concurrence or request of User) at public or private sale, in any case, in a commercially reasonable manner and with at least ten (10) Business Days prior written notice thereof to User, and User shall be liable for and shall promptly pay to Supplier all unpaid Fuel Supply Charges to the date of receipt by Supplier of the proceeds of such sale plus any deficiency between the net proceeds of such sale and the Inventory Value of such Fuel Supply at the time of such payment by User;

          (iv) Subject to Applicable Laws, sell, dispose of, hold, use, remove, finance or keep idle any or all of the Fuel Supply, such action or inaction to be determined by Supplier in a commercially reasonable manner, without any duty to account to User for any proceeds thereof, except that the net proceeds of any such selling, disposing of, holding, using, operating or leasing shall be credited by Supplier against any Fuel Supply Charges accruing after Supplier shall have declared this Agreement as to any or all of the Fuel Supply to be in default pursuant to this Section;

          (v) Exercise any other right or remedy which may be available under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

         If after the occurrence of such breach by User, User (upon written request of Supplier) delivers or fails to deliver Fuel Supply to Supplier or if after the occurrence of a breach, Supplier repossesses Fuel Supply, User shall be liable for and Supplier may recover from User all Fuel Supply Charges on the Fuel Supply due and payable to the date of such delivery or repossession, all other amounts due and payable under this Agreement, plus all losses, damages and expenses (including without limitation reasonable attorneys' fees and disbursements) sustained by Supplier by reason of such default and the exercise of Supplier's remedies with respect thereto. No remedy referred to in this
Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Supplier at law or in equity and the exercise in whole or in part by Supplier of any one or more of such remedies shall not preclude the simultaneous or later exercise by Supplier of any or all such other remedies; provided, however, that, notwithstanding the foregoing, Supplier shall not be entitled to recover more than an aggregate amount equal to the sum of (i) all amounts due to Supplier hereunder plus (ii) any losses, damages and expenses suffered by Supplier arising out of any breach of this Agreement by User. No waiver by Supplier of any breach hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent breach. User agrees also promptly to pay to Supplier any expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Supplier in collecting any unpaid sums under this Agreement.

         14.      Breach of Agreement by Supplier.
                  -------------------------------

     (a) The happening of any of the following events shall constitute a breach of the Agreement by Supplier:

                  (i) Failure in the performance of any obligation or covenant of Supplier to User hereunder and the continuance of such failure for fifteen (15) days after receipt by Supplier from User of written notice of such failure sent by registered or certified mail or delivered by hand; or

                  (ii) Supplier permanently suspends or discontinues its business operations or admits insolvency or bankruptcy or its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or applies for, or consents to, the appointment of a trustee or receiver for Supplier, or for the major part of its property or institutes a proceeding in bankruptcy against itself; or

                  (iii) The institution of bankruptcy, reorganization, liquidation, or receivership proceedings against Supplier and Supplier's consent thereto or the pendency of such proceedings for sixty (60) days; or

                  (iv) Any court, governmental officer, or agency shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of Supplier.

         (b) Upon the occurrence of any such breach of this Agreement, User may in its discretion terminate the term of this Agreement pursuant to Section 15 upon five (5) days written notice to Supplier sent by registered or certified mail (in which case the Termination Date shall be the fifth day after the date of mailing of such notice by User).

         15.      Termination.
                  -----------

     (a) The term of this Agreement shall terminate on the Termination Date.

          (i) Upon such termination no further orders for Fuel Supply shall be placed with vendors by Supplier; and

          (ii) Upon receipt by Supplier of all amounts due it in respect of this Agreement,

                           (1) all right,  title and interest to Fuel Supply for
                  which Supplier has not made any payment shall be immediately conveyed and assigned by Supplier to User without recourse and without warranty of any kind whatsoever, whereupon all payments with respect to such Fuel Supply shall be made by User and Supplier shall have no further obligation to make any payment with respect to such Fuel Supply; User hereby agrees to accept such conveyance and assignment and to make all such payments;

                           (2) all Fuel  Supply  contracts  assigned to Supplier
                  shall be reassigned by Supplier to User with reasonable promptness and User hereby agrees to accept such reassignment and, thereafter, User shall have the right to place orders for fuel on its behalf under such contracts;

                           (3) subject to the  provisions of the first  sentence
                  of Section 8(c), all fuel purchased by User in accordance with the foregoing Subsection 15(a)(ii)(2) may be stored with or commingled with the Fuel Supply;

                           (4) all other contracts, if any, assigned to Supplier
                  shall be reassigned to User with reasonable promptness, except that Supplier shall retain its license interest in any storage tanks and areas until receipt by Supplier of all amounts payable by User under this Agreement (no later than the Termination Date of this Agreement), and User hereby agrees to accept such reassignment; and

                           (5) Supplier  shall in accordance  with Section 4(f),
                  within thirty (30) days, replace any Fuel Supply which it has used or disposed of pursuant to said Section; and

          (iii) Until the date of the final payment to Supplier pursuant to the following Subsections 15(b) or 15(c), or Section 16, User shall continue to pay Fuel Supply Charges to Supplier.

         (b) Subject to the provisions of Section 15(c), upon any termination, Supplier, or, at the written request of Supplier, User on behalf of Supplier, shall promptly sell the Supplier's Inventory and the User's Inventory, if any, to a third party or third parties on a non-installment cash sale basis, without recourse to or warranty of any kind whatsoever by Supplier, or, if for any reason such sale cannot be made, shall otherwise dispose of the Supplier's Inventory and the User's Inventory to a third party or third parties. User shall not become the purchaser of or acquire the Supplier's Inventory or the User's Inventory upon its sale or disposition. Upon the sale or disposition of the Supplier's Inventory and the User's Inventory to a third party or third parties, the entire proceeds thereof, if any, net of costs incurred in connection with such sale or disposition, shall be paid to Supplier. No later than the Termination Date, User shall pay to Supplier in Available Funds the amount, if any, by which (i) the Settlement Amount is in excess of (ii) the net proceeds (excluding, at Supplier's option, any non-cash consideration), if any, of such sale or disposition. Unless Supplier elects to retain any such non-cash consideration, upon such payment by User, Supplier shall pay over to User such non-cash consideration, Supplier shall pay over to User the amount of any net proceeds in excess of the Settlement Amount received by Supplier.

         (c) Notwithstanding the foregoing, and without limiting User's rights under Section 4, upon any termination, User shall have the option, exercisable at any time up to and including the Termination Date, to purchase, without recourse to Supplier and without warranty by Supplier of any kind whatsoever, all or part of the Supplier's Inventory and the User's Inventory for a purchase price in Available Funds equal to the Settlement Amount.

         (d) In the event of a breach of this Agreement by User, User hereby grants to Supplier the right to sell and dispose of that portion of Mixed Fuel which is owned by User (the "User Mixed Fuel") to facilitate the disposition and sale of the User's Inventory and the Supplier's Inventory in accordance with the provisions of this Agreement, User hereby makes, constitutes and appoints Supplier the true and lawful agent and attorney-in-fact of the User, with full power of substitution, to (i) sell or dispose of all of the User Mixed Fuel and
(ii) to do any and all things necessary, or take such action in the name of and on behalf of the User, to carry out the provisions and intent of this Section 15(d). The power of attorney granted under this Section 15(d) is coupled with an interest and shall be irrevocable until this Agreement has been terminated and all of User's obligations under this Agreement have been fully and finally paid in full. In the event of any sale or disposition of User Mixed Fuel hereunder by Supplier, Supplier shall pay to User the amount, if any, by which the sum of (x) the net proceeds from the sale of User's Inventory and the Supplier's Inventory pursuant to Section 15(b) plus (y) the net proceeds from the sale of User Mixed Fuel, exceeds the Settlement Amount, to the extent, and only to the extent, that such excess is attributable to the sale of User Mixed Fuel.

     16. Termination Due to Law or Regulatory Acts. This Agreement shall terminate prior to the expiration of its term upon the date of the happening of any of the following "Termination Events":


                  (i) If directly as a result of the transactions contemplated by this Agreement, Supplier becomes, or based upon notification from any relevant governmental body or the receipt of a written opinion from mutually acceptable outside counsel (at Supplier's expense) that Supplier will become, an "electric utility company", a "gas utility company", a "public utility" or a similar entity under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, any other Federal law or regulation, or under the laws of any state;

                  (ii) Any law or regulation or interpretation (judicial, regulatory or otherwise) of any law or regulation shall be adopted or enforced by any court or governmental or regulatory authority and as a result of such adoption or enforcement, approval of the transactions contemplated by this Agreement shall be required and shall not have been obtained within any grace period after such adoption or enforcement, or as a result of which adoption or enforcement this Agreement or any transaction contemplated hereby, including any payments to be made by User or the ownership of the Fuel Supply by Supplier, shall be or become unlawful or the performance of this Agreement shall be commercially frustrated or rendered impracticable in any material way; or

                  (iii) There shall occur the revocation or material adverse modification or any ruling, order or direction in respect of any authorization, consent, exemption or approval theretofore obtained from any regulatory body or governmental authority necessary for the carrying out of the intent and purposes of this Agreement, or the actions or transactions contemplated hereby (it being understood and agreed that the expiration of any order approving this Agreement shall not be deemed to constitute any such revocation or material adverse modification, provided only that another such order shall have been obtained by User with respect to this Agreement on or prior to the date of such expiration).

         If any of the Termination Events occur, Supplier may terminate this Agreement in accordance with Section 15.

         17.      Sale or Assignment.
                  ------------------

         (a) Supplier shall have the right to grant participations or security interests in or sell or assign some or all of Supplier's right, title and interest in the Fuel Supply, or any part or portion thereof, this Agreement (including any Inventory Record or Assignment), or any Fuel Supply Charges or other monies due from User and any third party under this Agreement and in that connection to grant security interests in the Fuel Supply, provided that any such sale, assignment or security interest shall be subject to the rights and interest of User in the Fuel Supply and under this Agreement and provided further that: (i) User understands and agrees that any cost or expense associated with or arising out of any transfer, sale, assignment or grant of participations or security interests in some or all of Supplier's right, title and interest in and to the Fuel Supply or any part or portion thereof, this Agreement (including any Inventory Record or Assignment) or any Fuel Supply Charges or other monies due from User and any third party under this Agreement shall be for the sole account of Supplier and that in no event shall any such transfer, sale, assignment or other disposition increase the liability in any manner whatsoever of User under this Agreement and (ii) Supplier shall remain the sole administrator of its rights and duties hereunder unless Supplier shall become insolvent or bankrupt or cease doing business. Supplier's transferee or assignee shall have all the rights, powers, privileges and remedies of Supplier hereunder and User's obligations as between itself and such transferee or assignee hereunder shall not be subject to any claims, defense or rights of set off which User may have against Supplier. Upon written notice to User of any such sale or assignment, User shall thereafter make payments of all Fuel Supply Charges and other sums due hereunder to a lock box account which shall be maintained for the benefit of Supplier or any and all transferees or acquirers of an interest hereunder with the effect and result that at all times during the term of this Agreement, User shall only be required to make one payment of Fuel Supply Charges due on any payment date. Such payments shall discharge the obligation of User to Supplier hereunder to the extent of such payments. After such assignment and upon delivery of written notice to User by such assignee, the terms and provisions of this Agreement may not be altered, modified, or waived without the written consent of such assignee.

         (b) Supplier may assign all of its rights, duties and obligations under this Agreement to a wholly owned subsidiary or an affiliate Supplier.

         18.      Certificates; Information; Other Actions.
                  ----------------------------------------

         (a) User will, from time to time, deliver to Supplier, promptly upon reasonable request (i) a statement executed by any duly authorized officer of User, certifying the dates to which the sums payable hereunder have been paid, that this Agreement is unmodified and in full effect (or, if there have been modifications, that this Agreement is in full effect as modified, and identifying such modifications) and that no breach has occurred and is continuing (or specifying the nature and period of existence of any thereof and what action User is taking or proposes to take with respect thereto), and (ii) such information with respect to User's operations, business, property, assets, financial condition, or litigation as Supplier, or any transferee or assignee of Supplier pursuant to Section 17 shall reasonably request.

         (b) Supplier  will, if it has used or disposed of any Fuel Supply under
Section 4(f) hereof, from time to time, deliver to User, promptly upon reasonable request such information with respect to Supplier's operations, business, property, assets, financial condition, or litigation as User shall reasonably request, including without limitation, annual audited financial statements, and unaudited quarterly financial statements.

         (c) User will promptly and duly execute, deliver, file and record such documents, statements, registrations, and filings and take such further actions as Supplier may from time to time reasonably request in order to establish, perfect, and maintain Supplier's title to, and interest (including security interests) in, the Fuel Supply, this Agreement, the license agreement or agreements referred to in Section 8(a) and the contracts and assignments thereto referred to in Section 6, as against User or any third party in any applicable jurisdiction.

         19. Intention of the Parties. It is the intention of the parties hereto that Supplier has title to and is the legal owner of the Supplier's Inventory and that User does not hereby acquire any right, title, equity, or interest in and to the Supplier's Inventory except for the right to purchase the Supplier's Inventory as provided herein.

         20. Obligation of User to Pay Fuel Supply Charges. User's obligation to pay all Fuel Supply Charges and other amounts payable hereunder shall be unconditional and shall not be affected by (i) any set off, counterclaim, recoupment, defense or other right which User may have (and may pursue independently) against Supplier or anyone else for any reason whatsoever, and
(ii) any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, any Fuel Supply, and (iii) any ruling or decision of any governmental authority or agency. User hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Agreement except in accordance with the express terms hereof. Each Fuel Supply Charge payment and other payment made by User shall be final and User will not seek to recover all or any part of such payment from Supplier for any reason whatsoever, except only to the extent adjustments in the amount of any Fuel Supply Charge payment is necessitated or expressly contemplated by the definitions or terms contained in this Agreement.

         21. Closing Costs. At the time of execution of this Agreement, User shall pay to Supplier closing costs in an amount equal to $25,000. All expenses for User's legal counsel and all other User's costs and expenses necessary to close this transaction shall be paid by User or shall be for the User's account.

         22. Fuel Supply To Be and Remain Personal Property. It is the intention and understanding of both Supplier and User that all Fuel Supply shall be and at all times remain personal property. User will obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any rights in the Fuel Supply paramount to the rights of Supplier, by reason of such Fuel Supply being deemed to be real property. If, notwithstanding the intention of the parties and the provisions of this Section 21, any person acquires or claims to have acquired any rights in any Fuel Supply paramount to the rights of Supplier, by reason of such Fuel Supply being deemed to be real property, and such person seeks in any manner to interfere with the use of the Fuel Supply by User as contemplated by this Agreement, then User shall promptly notify Supplier in writing of such fact (unless the basis for such interference is waived or eliminated to the satisfaction of Supplier within a period of ninety (90) days from the date it is asserted) and User shall within ninety (90) days after such notice pay to Supplier or Supplier's assignee an amount equal to the Inventory Value of such Fuel Supply at the time of payment plus all Fuel Supply Charges on such Fuel Supply to such date of payment and any other amounts hereunder which are due and unpaid. The User's obligation to pay the Fuel Supply Charges shall continue until such payments have been received and shall thereupon terminate; and upon such payments all of Supplier's title to and rights in such Fuel Supply shall automatically pass to User or its designee without recourse and without warranty of any kind whatsoever and this Agreement shall thereupon terminate with respect to such Fuel Supply.

         23. Miscellaneous. This Agreement and all rights hereunder shall be governed by the laws of the State of Connecticut, including all matters of construction, validity and performance. Each of the parties hereto acknowledges that the other party shall not by act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder or under any other instrument given hereunder unless such waiver is given in writing and the same shall be binding to the extent therein provided and only upon the parties signing the same. A waiver on any one occasion shall not be construed as a waiver on any future occasion. No executory agreement shall be effective to change, modify or discharge, in whole or in part, this Agreement, or any other instrument given in connection herewith, unless such agreement is in writing and signed by Supplier and User. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assignees. All rights, remedies and powers granted herein, or in any other instrument given in connection herewith, shall be cumulative and may be exercised singularly or cumulatively. This Agreement constitutes the entire understanding or agreement between Supplier and User and there is no understanding or agreement, oral or written, which is not set forth herein. Notices to User required pursuant to this Agreement shall be delivered to The United Illuminating Company at 80 Temple Street, New Haven, Connecticut 06506, Attention: Treasurer, or at such other location as User may direct in writing. Notices to Supplier required pursuant to this Agreement shall be delivered to BLC Corporation at 2655 Campus Drive, Suite 200, San Mateo, CA 94403,
Attention: Legal Department, or at such other location as Supplier may direct in writing.

         IN WITNESS WHEREOF, Supplier and User have duly executed this Fossil Fuel Supply Agreement as of the day and year first above written.

                                          BLC Corporation, Supplier
Attest:



By                                        By
  --------------------------------------    ------------------------------
                Asst. Secretary                         President



                                          The United Illuminating Company, User
Attest:


By                                        By
  -------------------------------           ---------------------------------
         Secretary
                                          Title

                                        EXHIBIT A

                                      Inventory Record


                                    [To be Provided by User]

                                                                   EXHIBIT B
                                                                   ---------
                                                    (Oil, Coal and Natural Gas)


         THIS ASSIGNMENT made as of the day of ____ , 19__, by and between The United Illuminating Company (hereinafter called "Assignor"), and BLC Corporation (hereinafter called "Assignee").

         WHEREAS,   Assignor  is  party  to  the  following  described  contract
(hereinafter   called  the   "Contract")   which   provides  for  the  purchase,
transportation, storage, or handling of fuel:

                                         [*]

         WHEREAS, Assignor and Assignee are parties to a Fossil Fuel Supply Agreement, dated as of July 1, 1991, as the same may be amended from time to time (hereinafter called the "Agreement").

         NOW THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, Assignor and Assignee hereby agree as follows:

         1. Assignor assigns, transfers, and sets over unto Assignee all of Assignor's right, title, and interest in and to the Contract and in and to the fuel and services to be purchased, delivered or performed under the Contract but only in connection with fuel delivered to Assignor's receiving terminals at [*], Connecticut [AND FUEL LOADED IN [*]] or [SHIPPED FROM [*]]. Notwithstanding the foregoing, Assignor on its own behalf or on behalf of Assignee retains all its rights and obligations under the Contract to give any notice and to exercise any option or election provided therein, to enforce any claim for breach of any term thereof and any rights and obligations to supervise or direct the off loading of fuel, including, but not limited to, the scheduling of vessels, and to take any steps necessary to prevent spilling, loss, or other damage to persons, property, or the environment.

         2. Assignee accepts the foregoing assignment and transfer from Assignor and, subject to all of the terms and provisions of the Agreement, including without limitation, provisions thereof setting forth circumstances under which Assignee would have no obligation to make any payment under or pursuant to the Contract, agrees (i) to make all payments which are required to be made under the Contract for fuel to be purchased or services to be performed but only in connection with fuel delivered to Assignor's receiving terminals at [*], Connecticut [AND FUEL LOADED IN [*]] or [SHIPPED FROM [*]], and (ii) to sell to Assignor fuel delivered under the Contract to Assignor's receiving terminals at [*], Connecticut [AND FUEL LOADED IN [*]] or [AT OR NEAR ANY WELL OR WELLS, PRODUCTION PLATFORMS OR ANY OTHER POINTS IN [*]], provided, however, that with respect to any payments to be made under the Contract which Assignor is required to make pursuant to the Agreement in order to stay within the limitation on the maximum costs to be paid by Assignee as specified in the Agreement, Assignor and Assignee agree to notify the party to the Contract to which any such payment is due that it should invoice and sell the fuel or service covered by such payment directly to Assignor.

     3. Assignor agrees to pay Assignee, in accordance with the terms of the Agreement, for any fuel or services purchased by Assignor under the Agreement.

         4. Notwithstanding the foregoing, Assignee shall not be or become responsible to Assignor or to the other party (or parties) to the Contract for the performance of the term, conditions and obligations under the Contract, other than for the obligation to make the payments which are required to be made thereunder for the purchase of fuel or services in connection with fuel delivered to Assignor's receiving terminals at [*], Connecticut [AND FUEL LOADED IN [*]] or [SHIPPED FROM [*]], in accordance with and subject to the limitations set forth in the Agreement. Nothing contained herein shall be construed to give any party to the Contract, other than the Assignor, any right, including without limitation, third party beneficiary rights against Assignee by reason of this Assignment. Assignor shall be and remains responsible for the performance of the terms, conditions, and obligations under the Contract, including, without limitation, the obligation to make payments for the purchase of fuel or services thereunder if, for any reason, the Assignee should fail or not be obligated to make any such payment.

         5. If the Agreement is terminated pursuant to its terms at any time when payment for any fuel or services covered by the Contract has not been made, or if the Contract is reassigned by Assignee to Assignor pursuant to any provision of the Agreement, then after such termination or reassignment, Assignee shall not be obligated to make any further payment under the Contract. Upon any notice of termination of the Agreement or notice of reassignment of the Contract, Assignee agrees to reconvey to the Assignor the right, title and interest of Assignee in and to the Contract and Assignor agrees to accept such reconveyance all in accordance with the terms of the Agreement.

         IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

                                      The United Illuminating Company, Assignor
Attest:


By                                     By
  ----------------------------           ----------------------------------
                Secretary              Title



                                       BLC Corporation, Assignee
Attest:


By                                     By
  ----------------------------           ----------------------------------
                Secretary                              President

                                      CONSENT AND AGREEMENT
                                      ---------------------

         The undersigned hereby (i) consents to the aforesaid Assignment, (ii) acknowledges and agrees that Assignee's obligations under the Assignment are limited solely to the obligation to make payment for fuel to be delivered or services to be performed under the Contract in connection with fuel delivered to Assignor's receiving terminals at [*], Connecticut [AND FUEL LOADED IN [*]] or [SHIPPED FROM [*]] and are limited by and subject to the terms and provisions of the Agreement including, but not limited to, the maximum Inventory Value limitation set forth in Section 5 of the Agreement, (iii) agrees, upon request of Assignor and Assignee as provided in Section 2 of the aforesaid Assignment, to invoice and sell specified fuel or perform specified services directly to or for Assignor by submitting an invoice to the Assignor with a copy to the Assignee, (iv) acknowledges and agrees that Assignee's obligation to make payment hereunder is expressly conditioned upon Assignee's receipt of a completed executed Inventory Record and an endorsed invoice both covering the relevant fuel and in each case executed and endorsed by an appropriate duly authorized officer of Assignor in form and substance satisfactory to Assignee, and (v) covenants and warrants that Assignee shall receive good and valid title to all fuel supplied under the Contract, free and clear of any and all liens, encumbrances and rights of others.

                               [VENDOR]


                                        -------------------------------------
                                        By
                                          -----------------------------------

Date
    ------------------

The United Illuminating Company hereby represents to [vendor] that at all times while the Contract is in effect or any obligations under it are outstanding, The United Illuminating Company shall be and remains responsible as primary obligor for the performance of the terms, conditions and obligations under the Contract, including without limitation the obligation to make payment for the purchase of fuel or services thereunder.

                                            The United Illuminating Company

                                            By
                                              -----------------------------
                                            Title
                                                 --------------------------
Date
    ---------------

                                                                  EXHIBIT C
                                                                  ---------

                                        LICENSE AGREEMENT
                                        -----------------

     THIS AGREEMENT, entered into as of the _ day of ___ , 19 , between The United Iluminating Company ("UI"), Bridgeport Electric Company which is a wholly owned subsidiary of UI ("BEC") (hereinafter "Licensors") and BLC Corporation (hereinafter "Licensee").

                                       WITNESSETH THAT:

         WHEREAS UI and Licensee are parties to a Fossil Fuel Supply Agreement, dated as of July 1, 1991, as the same may be amended from time to time (hereinafter called the "Fuel Agreement") under which Licensee will sell fossil fuels owned by it (hereinafter called the "Fuel Supply") to UI; and

         WHEREAS UI is the lessee of certain fuel storage facilities in New Haven, Connecticut and UI and BEC are each the owner or lessee of certain fuel storage facilities in Bridgeport, Connecticut which facilities Licensors are willing to make available to Licensee for storage of Fuel Supply pending delivery and sale of Fuel Supply to UI or other persons pursuant to the Fuel Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, Licensors and Licensee agree as follows:

         1. Licensors hereby grant to Licensee a license and permission to use the fuel storage facilities in New Haven, Connecticut and Bridgeport, Connecticut described in Exhibits attached hereto (hereinafter called the "Facilities") for the purpose of storing Fuel Supply therein pending delivery and sale thereof to UI or other persons pursuant to the Fuel Agreement, together with a license and permission to use the most direct and convenient existing access ways affording ingress and egress to and from the Facilities; reserving, however, to Licensors the right, whether alone or in common with Licensee and others, or in connection with others, to use the equipment associated with the Facilities and owned by Licensors; and reserving, further, to Licensors the right to use the facilities for the storage of fossil fuel owned by Licensors and the storage of fossil fuel owned by other persons, insofar as said use does not interfere with Licensee's use of the Facilities pursuant to the Fuel Agreement.

         2. Licensors acknowledge and agree that Licensors have retained all rights, duties and liabilities as owner or lessee and operator of the Facilities, including any and all liability related to the ownership, tenancy, maintenance and operation of the Facilities and any and all Fuel Supply stored therein. Licensors agree to operate and maintain all facilities, and to handle and store all Fuel Supply, in full compliance with all applicable federal, state and local laws, rules, regulations, regulatory policies and guidelines and all licenses, permits, judgements, decrees, orders or like actions of any authority or agency of any federal, state or local government and to use every reasonable precaution to prevent loss of, or damage to, the Fuel Supply and to prevent injury to persons or property arising out of the use, custody and storage of the Fuel Supply by Licensors and all liabilities with respect thereto including, but not limited to, all environmental liabilities shall be the sole responsibility of the Licensors. All individuals handling, using or performing any operation with respect to the Fuel Supply (excluding employees of Licensee and all companies, persons or firms controlled by or under common control with Licensee, acting within the scope of their employment) shall, as between Licensors and Licensee, be deemed for all purposes to be employees, servants or agents of Licensors and shall be conclusively presumed not to be employees, servants or agents of Licensee.

     3. Licensee agrees to make no additions, alterations, modifications or improvements to the Facilities without the prior written consent of Licensors.

     4. Licensee may assign the license and permission evidenced hereby, provided that any such assignment shall be subject to all of the terms and conditions hereof.

     5. The term of this License Agreement shall commence on the date hereof shown on the first page and shall continue for period of three hundred and sixty-four (364) days. Thereafter, the term of this License Agreement shall automatically extend for any period or periods during which the term of the Fuel Agreement is extended. This License Agreement shall terminate on the same date the Fuel Agreement terminates and UI has paid to Licensee all amounts required to be paid under the Fuel Agreement.

         IN WITNESS WHEREOF, Licensors and Licensee have duly executed this Assignment as of the day and year first above written.

                                     The United Illuminating Company, Licensor
Attest:


By                                   By
  -----------------------------        -----------------------------
           Secretary
                                     Title
                                          --------------------------



                                     Bridgeport Electric Company, Licensor
Attest:


By                                   By
  ------------------------------       -----------------------------
                Secretary
                                     Title
                                          --------------------------


                                      BLC Corporation, Licensee
Attest:

By                                    By
  ----------------------------          ----------------------------
                  Secretary                       President

                                                                   EXHIBIT D
                                                                   ---------

                                     CERTIFICATE
                                     -----------

         This Certificate is delivered by The United Illuminating Company ("Company") to BLC Corporation ("Supplier") in connection with the Fossil Fuel Supply Agreement, dated as of [*] ("Agreement") between Supplier and Company, the assignment by Company of contracts relating to fuel supply to Supplier ("Assignments"), and the granting by Company and Bridgeport Electric Company, a wholly owned subsidiary of Company ("BEC") of a license to BLC Corporation to utilize storage facilities of Company and BEC ("License") to perform its obligations under the Agreement. The Company hereby certifies as of the date hereof as follows:

         1. Company is a corporation duly organized and existing in good standing under the laws of the State of Connecticut and has the corporate power to own its properties and to carry on its business as now being conducted and as presently contemplated to be conducted and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of the business transacted by it makes such qualification necessary, namely New Hampshire.

         2. The execution, delivery and performance by Company of the Agreement, the Inventory Records in connection therewith, the Assignments, and the License have been duly authorized by all necessary action, and do not and will not (i) require any further consent or approval of the stockholders of Company, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Company or any of its properties or to the charter or bylaws of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected.

         3. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Company of the Agreement, the Inventory Records in connection therewith, the Assignments and the License.

         4. The Agreement, the Inventory Records in connection therewith, the Assignments and the License each constitute legal, valid and binding obligations of Company enforceable against Company in accordance with their terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors' rights.

         5. There has not been any failure by Company to file at or prior to the time required any reports or other filings with any regulatory authority having jurisdiction over it which could materially adversely affect its business or financial condition.

         6. Company is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter restriction which could impair the ability of Company to carry out its obligations under the Agreement, the Inventory Records in connection therewith, the Assignments or the License.

         7. Company has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including any interest and penalties, or has provided adequate reserves for payment thereof.

         8. Company is not in default under or in violation of (i) any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Company or any of its properties or to the charter or bylaws of Company or (ii) the Agreement or (iii) any indenture, loan, credit agreement, lease or any other agreement or instrument to which Company is a party or by which it or any of its properties may be bound or affected. There exists no condition, event or act which, with the giving of notice or lapse of time, or both, would constitute any such default or violation.

         9. The balance sheet of Company as at [INSERT MOST RECENT YEAR], and the related statements of income and retained earnings of Company for the fiscal year then ended, certified by Coopers & Lybrand, independent public accountants, copies of which have been furnished to Supplier, fairly present the financial condition of Company as at such date and the results of the operation of the Company for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. The unaudited balance sheet of Company as at [INSERT MOST RECENT QUARTER], and the related statements of income and retained earnings of Company for the [*] month period then ended, certified by a chief financial officer of the Company, copies of which have been furnished to Supplier, fairly present, subject to normal year-end adjustments, the financial position of Company for the [*] months then ended, all in accordance with generally accepted accounting principles consistently applied.

         10. Except as described in the financial statements in paragraph 9 above, there has been no material adverse change in the business, operations, affairs, assets or condition, financial or otherwise, or prospects of the Company. The Company does not have any material contingent liability not provided for or disclosed in the financial statements referred to in paragraph 9 hereof.

         11. Except as described in the financial statements in paragraph 9 above, there are neither (i) any actions, suits or proceedings pending, or to the knowledge of Company, threatened against or affecting Company or the property of Company in any court or before any arbitrator of any kind or before or by any governmental body, nor (ii) any developments or determinations in any such actions, suits or proceedings, which actions, suits or proceedings, developments or determinations may materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of Company or which may adversely affect the ability of Company to perform its obligations under the Agreement, the Inventory Records in connection therewith, the Assignments or the License. The Company is not in default with respect to or in violation of any order of any court, arbitrator or governmental body which has a significant effect on the affairs, properties or financial condition of Company.

     12. The Company's sole purpose for purchasing natural gas under the Agreement is for consumption by the Company, and none thereof will be resold by the Company.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer as of the date first herein written.

                                             The United Illuminating Company,
                                             By its authorized officer,

Attest:


By                                           By
  ------------------------------                ---------------------------
                Secretary
                                             Title
                                                  -------------------------

                                         2